Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Hastings
(425) 468-7530

FOR IMMEDIATE RELEASE

PACCAR Achieves Good First Quarter Results

Strong European Truck Market Drives Record DAF Share

April 26, 2016, Bellevue, Washington – “PACCAR reported good revenues and operating income for the first quarter of 2016,” said Ron Armstrong, chief executive officer. “PACCAR benefitted from a favorable truck market in North America and record DAF market share of 16.6% year-to-date in Europe. PACCAR generated increased truck and parts segment margins, and good financial services results worldwide. I am very proud of our 23,000 employees who have delivered industry leading products and services to our customers.”

First quarter 2016 net sales and financial services revenues were $4.30 billion compared to $4.83 billion for the first quarter of 2015. PACCAR earned adjusted net income (non-GAAP)1 of $348.0 million ($.99 per diluted share) in the first quarter of 2016, excluding a $942.6 million non-recurring charge for the European Commission investigation of all European truck manufacturers. The Company earned net income of $378.4 million ($1.06 per diluted share) in the first quarter last year. Including the non-recurring charge, which is not tax deductible, PACCAR reported a net loss of $594.6 million ($1.69 per diluted share) in the first quarter of 2016. The Company will continue to evaluate the amount of the charge pending final resolution of the proceeding.

Ron Armstrong added, “PACCAR’s strong balance sheet and positive operating cash flow, which has averaged $2.1 billion per year in the last five years, have enabled the company to invest $3.3 billion in new facilities, products and services during the same period. New Kenworth, Peterbilt and DAF vehicles, an expanded PACCAR engine range and strong aftermarket sales are contributing to the company’s long-term growth.”

PACCAR Share Repurchases

PACCAR repurchased 1.1 million of its common shares for $56.3 million during the first quarter of 2016. Under the current Board of Directors authorization for $300 million of stock repurchases, PACCAR has repurchased 3.8 million shares for $192.6 million. “PACCAR’s excellent net profits and cash flow make the company’s shares an attractive long-term investment. The stock repurchase program reflects the Board’s confidence in PACCAR’s successful global business growth,” said Bob Christensen, PACCAR president and chief financial officer.

[1]	See attached supplementary information on non-GAAP financial measures.

Highlights – First Quarter 2016

Highlights of PACCAR’s financial results during the first quarter of 2016 include:

•	Consolidated net sales and revenues of $4.30 billion.

•	Adjusted net income of $348.0 million (non-GAAP), excluding a $942.6 million non-recurring charge for the European Commission investigation.

•	Net loss of $594.6 million.

•	Truck, Parts and Other gross margin of 14.9%.

•	Cash generated from operations of $795.8 million.

•	Financial Services pretax income of $80.3 million.

•	Research and development expenses of $59.6 million.

•	Manufacturing cash and marketable securities of $3.23 billion.

•	Stockholders’ equity of $6.34 billion.

Global Truck Markets

DAF is the above 16-tonne market share leader in the United Kingdom, the Netherlands, Hungary and Poland. “Our customers recognize DAF’s excellent product quality, low operating costs and strong resale value,” said Preston Feight, DAF president and PACCAR vice president. “European truck industry sales in the above 16-tonne truck market are estimated to increase and be in the range of 260,000-290,000 vehicles in 2016, the strongest market since 2008.”

DAF CF, XF and LF Trucks

Class 8 truck industry retail sales for the U.S. and Canada in 2016 are expected to be in a range of 220,000-250,000 vehicles, the third highest market in the last 10 years. “The truck market reflects the good economy and steady freight demand,” said Gary Moore, PACCAR executive vice president. “Our customers’ operations are benefitting from the fuel-efficient PACCAR MX engines, Kenworth and Peterbilt aerodynamic trucks and low oil prices.”

PACCAR Parts Achieves Solid Results

PACCAR’s 17 parts distribution centers (PDC) support over 2,000 DAF, Kenworth and Peterbilt dealer service locations. PACCAR Parts generated quarterly revenues of $719.5 million in the first quarter of 2016, compared to $752.7 million achieved in the first quarter of 2015. First quarter 2016 pretax income was $134.6 million, compared to $138.9 million earned in the first quarter last year. PACCAR Parts’ pretax return on revenues increased to 18.7%, compared to 18.5% in the first quarter of 2015.

“PACCAR Parts’ sales growth over the last five years has been driven by ongoing investment in distribution, technology and products, and an increase in the North American and European truck parcs,” said Harrie Schippers, PACCAR senior vice president.

PACCAR Parts’ New 160,000 square-foot Distribution Center in Renton, Washington

PACCAR Parts opened its new 160,000 square-foot PDC in Renton, Washington this month. The PDC provides enhanced aftermarket support for dealers and customers in the Pacific Northwest and Western Canada.

Financial Services Companies Achieve Good Results

PACCAR Financial Services (PFS) has a portfolio of 175,000 trucks and trailers, with total assets of $12.3 billion. PACCAR Leasing, a major full-service truck leasing company in North America and Europe with a fleet of 38,000 vehicles, is included in this segment. PFS’ first quarter 2016 pretax income was $80.3 million compared to $89.0 million earned in the first quarter of 2015. PFS achieved first quarter 2016 revenues of $289.4 million compared to $284.7 million in 2015. “Excellent portfolio performance contributed to good PFS results during the first quarter of 2016,” said Bob Bengston, PACCAR senior vice president. “Our Kenworth, Peterbilt and DAF dealers and customers appreciate PFS’s commitment to providing technology solutions, excellent customer service and dedicated support of the transportation industry in all phases of the business cycle.”

“PACCAR’s excellent balance sheet, complemented by its A+/A1 credit ratings, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers in 22 countries on four continents,” said Todd Hubbard, PACCAR Financial Corp. president.

Environmental Leadership

PACCAR is an environmental leader as reflected by the industry-leading fuel-efficiency of its Kenworth, Peterbilt and DAF trucks. The Kenworth T680 Advantage is Kenworth’s most fuel-efficient truck. Newly-designed aerodynamic features enhance the airflow around the vehicle. “Kenworth engineers continue to innovate and develop enhancements that will provide fuel economy gains for Kenworth customers,” said Mike Dozier, Kenworth general manager and PACCAR vice president.

Kenworth Aerodynamic T680 Advantage Model

Capital Investments Focused on Enhanced Efficiency

PACCAR’s excellent long-term profits, strong balance sheet, and intense focus on quality, technology and productivity have enabled the company to invest $6.0 billion in world-class facilities, innovative products and new technologies during the past decade. “In 2016, capital expenditures of $325-$375 million are targeted for new product development, enhanced manufacturing facilities and aftermarket support programs. Research and development expenses are estimated at $240-$260 million this year as Kenworth, Peterbilt and DAF invest in industry-leading products and services to enable our customers to enhance the performance of their businesses,” commented George West, PACCAR vice president.

Peterbilt began construction of a 102,000 square-foot expansion to its truck manufacturing facility in Denton, Texas during the first quarter of 2016. “This expansion is Peterbilt’s largest facility investment since the construction of the Denton plant in 1980 and will enhance our manufacturing efficiency and provide additional production capacity,” said Darrin Siver, Peterbilt general manager and PACCAR vice president.

Industry Recognition

Peterbilt’s truck factory in Denton, Texas, earned Frost & Sullivan’s Manufacturing Leadership Awards in 2016. The Manufacturing Leadership Awards honor companies that are shaping the future of global manufacturing. Peterbilt was honored in the ‘Operational Excellence Leadership’ category for truck assembly and quality management processes.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines, provides financial services and information technology, and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss first quarter earnings on April 26, 2016, at 8:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Q1 Earnings Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through May 3, 2016. PACCAR shares are traded on the Nasdaq Global Select Market, symbol PCAR. Its homepage is www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

PACCAR Inc

SUMMARY STATEMENTS OF OPERATIONS

(in millions except per share amounts)

	Three Months Ended
	March 31
	2016	2015
Truck, Parts and Other:
Net sales and revenues	$4,010.6	$4,548.0
Cost of sales and revenues	3,413.6	3,910.2
Research and development	59.6	56.2
Selling, general and administrative	110.3	109.5
European Commission charge	942.6
Interest and other expense, net	.1	4.5

Truck, Parts and Other (Loss) Income Before Income Taxes	(515.6)	467.6

Financial Services:
Revenues	289.4	284.7
Interest and other	181.2	169.5
Selling, general and administrative	24.5	23.5
Provision for losses on receivables	3.4	2.7

Financial Services Income Before Income Taxes	80.3	89.0
Investment income	5.7	5.1

Total (Loss) Income Before Income Taxes	(429.6)	561.7
Income taxes	165.0	183.3

Net (Loss) Income	$(594.6)	$378.4

Net (Loss) Income Per Share:
Basic	$(1.69)	$1.07

Diluted	$(1.69)	$1.06

Weighted Average Shares Outstanding:
Basic	351.3	355.1

Diluted	351.3	356.1

Dividends declared per share	$.24	$.22

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	March 31	December 31
	2016	2015
ASSETS
Truck, Parts and Other:
Cash and marketable debt securities	$3,231.1	$3,378.0
Trade and other receivables, net	1,066.1	879.0
Inventories, net	829.1	796.5
Property, plant and equipment, net	2,207.7	2,176.4
Equipment on operating leases and other, net	1,700.7	1,625.3
Financial Services Assets	12,322.2	12,254.6

	$21,356.9	$21,109.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$5,183.3	$4,331.9
Financial Services Liabilities	9,830.4	9,837.5
STOCKHOLDERS’ EQUITY	6,343.2	6,940.4

	$21,356.9	$21,109.8

Common Shares Outstanding	350.4	351.3

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Three Months Ended March 31	2016	2015
OPERATING ACTIVITIES:
Net (loss) income	$(594.6)	$378.4
Depreciation and amortization:
Property, plant and equipment	75.8	70.3
Equipment on operating leases and other	166.7	150.8
European Commission charge	942.6
Net change in trade receivables, inventory and payables	(15.3)	37.8
Net decrease (increase) in wholesale receivables on new trucks	73.7	(215.5)
All other operating activities, net	146.9	54.4

Net Cash Provided by Operating Activities	795.8	476.2

INVESTING ACTIVITIES:
Payments for property, plant and equipment	(77.3)	(54.8)
Acquisitions of equipment for operating leases	(340.1)	(340.9)
Net increase in financial services receivables	(4.9)	(13.7)
Net decrease (increase) in marketable securities	14.0	(45.8)
Proceeds from asset disposals	116.1	123.0

Net Cash Used in Investing Activities	(292.2)	(332.2)

FINANCING ACTIVITIES:
Payments of cash dividends	(576.9)	(432.4)
Purchases of treasury stock	(56.3)
Proceeds from stock compensation transactions	2.6	6.3
Net (decrease) increase in debt	(92.3)	186.2

Net Cash Used in Financing Activities	(722.9)	(239.9)
Effect of exchange rate changes on cash	50.2	(77.0)

Net Decrease in Cash and Cash Equivalents	(169.1)	(172.9)
Cash and cash equivalents at beginning of period	2,016.4	1,737.6

Cash and cash equivalents at end of period	$1,847.3	$1,564.7

PACCAR Inc

SEGMENT AND OTHER INFORMATION

(in millions)

	Three Months Ended
	March 31
	2016	2015
Sales and Revenues:
Truck	$3,270.5	$3,769.1
Parts	719.5	752.7
Financial Services	289.4	284.7
Other	20.6	26.2

	$4,300.0	$4,832.7

Pretax (Loss) Profit:
Truck	$304.1	$339.1
Parts	134.6	138.9
Financial Services	80.3	89.0
European Commission Charge	(942.6)
Investment Income and Other	(6.0)	(5.3)

	$(429.6)	$561.7

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended
	March 31
	2016	2015
United States and Canada	$2,591.5	$3,299.4
Europe	1,270.1	1,033.0
Other	438.4	500.3

	$4,300.0	$4,832.7

NEW TRUCK DELIVERIES

	Three Months Ended
	March 31
	2016	2015
United States and Canada	18,500	24,400
Europe	13,500	10,100
Other	3,300	3,800

	35,300	38,300

PACCAR Inc

SUPPLEMENTARY INFORMATION

RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES

This earnings release includes “adjusted net income (non-GAAP)” and “adjusted net income per diluted share (non-GAAP)”, which are financial measures that are not in accordance with U.S. generally accepted accounting principles (“GAAP”), since they exclude the non-recurring European Commission charge. These measures differ from the most directly comparable measures calculated in accordance with GAAP and may not be comparable to similarly titled non-GAAP financial measures used by other companies.

Management utilizes these non-GAAP measures to evaluate the Company’s performance and believes these measures allow investors and management to evaluate operating trends by excluding a significant non-recurring charge that is not representative of underlying operating trends.

Reconciliations of adjusted net income (non-GAAP) and adjusted net income per diluted share (non-GAAP) to the most directly comparable GAAP measures are as follows:

Three Months Ended
(in millions)	March 31, 2016
Adjusted Net Income (Non-GAAP)	$348.0
Non-recurring European Commission Charge	(942.6)

Net Loss	$(594.6)

Three Months Ended
March 31, 2016
Per Diluted Share:
Adjusted Net Income (Non-GAAP)	$.99
Non-recurring European Commission Charge	(2.68)

Net Loss	$(1.69)

Shares (millions) used in per share calculations: Non-GAAP - 351.9 and GAAP - 351.3.